Exhibit 99.01

Press Release
www.shire.com

Cancellation of listing and admission to trading of Shire plc U.S.$1,100,000,000 2.75 per cent. Convertible Bonds due 2014 with ISIN: XS0299687482
(the “Bonds”)

January 17, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, further to the receipt by the Company of bondholder conversion notices in respect of Bonds in the aggregate principal amount of U.S.$1,099,050,000, the redemption of Bonds in the aggregate principal amount of U.S.$950,000 and the announcement made by the Company on December 16, 2013, the listing of the Bonds on the Official List of the UK Listing Authority and the admission of the Bonds to trading on the Professional Securities Market of the London Stock Exchange is hereby cancelled with effect from the date of this announcement

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com